AMPRIUS TECHNOLOGIES, INC.
EXCLUSIVE SUPPLY AGREEMENT
This Exclusive Supply Agreement (this “Agreement”) is entered into as of November 28, 2023 (the “Effective Date”) by and between Amprius Technologies, Inc., a Delaware corporation, with its office at 1180 Page Ave., Fremont, CA 94538 (“Amprius”) and Berzelius (Nanjing) Co. Ltd., a Chinese corporation having offices at Feng Zhan Road 30, Building 3, 1st Floor, Suites 101-104, Nanjing City, China 210000 (“Berzelius”). Amprius and Berzelius may be referred to individually as a “Party,” and collectively as the “Parties.”
WHEREAS, Berzelius is the manufacturer of certain silicon anode materials (as further described in Exhibit A, the “Materials”) which are used by Amprius in its battery design and manufacturing business; and
WHEREAS, Berzelius desires to supply the Materials manufactured by Berzelius exclusively to Amprius on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, Amprius and Berzelius mutually agree as follows:
1.Supply of Materials.
a.Exclusivity. Berzelius hereby agrees to manufacture for, and sell exclusively in the United States, Canada, or Mexico to Amprius such quantities of the Materials to meet Amprius’ requirements. The purchase of the Materials (including pricing, quantities, and shipping terms) will be specified in written purchase orders mutually executed by the Parties separately. For clarity, without Amprius’ prior written consent (which consent may be withheld by Amprius at its sole and absolute discretion), Berzelius may not, directly or indirectly, manufacture for, deliver, or sell any Materials to any other third party in the United States, Canada, or Mexico.
b.Failure to Supply.
i.Berzelius will promptly notify Amprius in writing in the event that Berzelius is unable or anticipates that it will be unable to supply the Materials in the quantities, quality, or delivery timeframe requested by Amprius.
ii.Before the beginning of each calendar quarter, Amprius shall present a forecast for such quarter to Berzelius. Berzelius will use best efforts to procure and allocate adequate raw materials and manufacturing capacity for Amprius with respect to such Materials requirements in priority compared to the manufacture, supply, or delivery of any Materials for any of its affiliates or other customers.
2.Intellectual Property.
a.Background IP and Foreground IP. Each Party shall retain ownership of all its background intellectual property. All foreground intellectual property generated from or arising as a result of the work undertaken by the Parties under this Agreement related to battery cells and battery cell designs shall be the exclusive property of Amprius. All foreground intellectual property generated from or arising as a result of the work undertaken by the Parties under this Agreement related to raw silicon anode materials shall be the exclusive property of Berzelius.
b.IP Indemnification. Berzelius shall indemnify and hold harmless Amprius, its officers, directors, representatives and employees from and against any third-party claim alleging that any Materials delivered hereunder infringe such third party’s intellectual property rights.
3.Term. This Agreement becomes effective as of the Effective Date and will remain in effect until it is mutually terminated by the Parties.

4.Limitation of Liability. Except with respect to any breach of Section 1.a, the indemnification obligation as set forth in Section 2.b. and any confidentiality obligations under the Mutual Non-Disclosure Agreement between the Parties dated as of January 30, 2023 (“NDA”), neither Party will be liable to the other Party for any indirect, incidental, consequential, special or punitive damages, loss of profits, business reputation, anticipated savings and goodwill, whether liability is asserted in contract, tort (including negligence), strict liability, or any other theory or form of action, even if such Party has been advised of the possibility thereof or for any amounts to the extent attributable to a failure to mitigate liabilities after the indemnified party becomes aware of the event or omission which caused such liabilities. Notwithstanding the foregoing, nothing in this Agreement will operate to exclude or restrict either party’s liability for fraud or willful misconduct.
5.Assignment. Neither Party will at any time, without obtaining the prior written consent of the other Party, assign or transfer this Agreement or subcontract its obligations hereunder to any third party. Notwithstanding the foregoing, Amprius will be permitted without the consent of Berzelius to assign this Agreement to its affiliates, and each Party may also assign this Agreement without the consent of the other Party, to any successor or third party that acquires all or substantially all of the assets or business to which this Agreement relates by sale, transfer, merger, reorganization, operation of law or otherwise; provided that the assignee agrees in writing to be bound to the terms and conditions of this Agreement. In the event of an assignment permitted under this Section 5, the assigning Party will notify the other Party in writing of such assignment. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns. Any assignment not in accordance with this Section 5 will be null and void.
6.Entire Agreement. This Agreement, together with the NDA, is the final and complete expression of all agreements between the Parties and supersedes all previous oral and written agreements regarding these matters. It may be changed only by a written agreement signed by the Party against whom enforcement is sought.
7.Governing Law and Resolution of Disputes. This Agreement will be governed and construed in accordance with the laws of Singapore, including all matters of construction, validity, and performance, in each case without reference to its choice of law rules and not including the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods and any dispute, controversy, or claim arising in any way out of or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination of this Agreement, or any dispute regarding pre-contractual or non-contractual rights or obligations arising out of or relating to it will be referred to and finally resolved by binding arbitration administered by the Singapore International Arbitration Centre under the Administered Arbitration Rules of the Singapore International Arbitration Centre in force when the notice of arbitration is submitted (“Rules”) in Singapore. The arbitration tribunal will consist of three arbitrators to be appointed in accordance with the Rules, which Rules are deemed to be incorporated by reference into this section and as may be amended by the rest of this section. The seat of arbitration will be Singapore or any other place on which the parties mutually agree. Judgment upon the award rendered by the arbitration tribunal may be entered in any court of competent jurisdiction. The prevailing Party will be entitled to receive from the other Party its attorneys’ fees and costs incurred in connection with any arbitration or litigation instituted in connection with this Agreement.
8.Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to negotiate in good faith a valid and enforceable provision therefor which, as nearly as possible, achieves the desired effect and mutual understanding of the Parties under this Agreement.
9.Counterparts. The Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute but one and the same instrument. The Agreement may be executed and delivered electronically in PDF format and the Parties agree that such PDF execution and delivery will have the same force and effect as delivery of an original document with original signatures, and that each Party may use the signatures contained in such PDF document as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used. Signed PDF versions, digital certificate signatures, and other electronic signatures on the Agreement will be deemed originals for all purposes.

[Signature Page Follows]

Authorized representatives of each Party hereby execute this Agreement on the Effective Date.

AMPRIUS TECHNOLOGIES, INC.	BERZELIUS (NANJING) CO. LTD.
By: /s/Kang Sun	By: /s/ Cen Wang
Name: Kang Sun	Name: Cen Wang
Title: Chief Executive Officer	Title: President
Date: November 28, 2023	Date: November 28, 2023

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